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                                                        Arthur Andersen





CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Shareholders and Trustees of
Pioneer Limited Maturity Bond Fund

As independent public accountants, we hereby consent to the use of our report on Pioneer Limited Maturity Bond Fund dated January 8, 2001 (and to all references to our firm) included in or made a part of Pioneer Limited Maturity Bond Fund's Post-Effective Amendment No. 12 and Amendment No. 13 to Registration Statement File Nos. 333-47613 and 811-06657, respectively.


                                        /s/ Arthur Andersen LLP
Boston, Massachusetts
March 29, 2001